EXHIBIT 10.4

WW INTERNATIONAL, INC.

NON-EXECUTIVE KEY LEADER SEVERANCE PLAN

WW International, Inc., a Virginia corporation (the “Company”), has established this WW International, Inc. Non-Executive Key Leader Severance Plan (this “Plan”) for the benefit of certain employees of the Company and its subsidiaries (together, the “Company Group”), on the terms and conditions stated herein, effective as of March 1, 2025.

1.
Eligibility. Each non-executive employee of the Company Group with the title of Vice President or above shall be eligible to be selected as a participant in this Plan (each such selected eligible employee, a “Participant”) by the Chief Executive Officer of the Company (the “CEO”); provided that no person in an interim or temporary role shall be eligible to be a Participant. The Company shall notify each Participant in writing who has been selected as a Participant in the Plan and, in such notice, inform each Participant of their respective “Severance Period” and “Welfare Continuation Period” (as further described in Section 2(b) below). Each Participant is eligible to receive severance pay and benefits under this Plan if such Participant: (A) does not have an Other Severance Arrangement that would provide for severance benefits following the applicable Covered Termination, (B) remains in the employ of the Company Group from the date of designation as a Participant through the date of a Covered Termination, (C) fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Company Group, and (D) executes and submits a Restrictive Covenant Agreement in connection with, and no later than 15 days following, being designated as a Participant under this Plan.
2.
Severance Pay and Benefits. If a Participant undergoes a Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s timely execution, delivery to the Company, and non-revocation of a Release Agreement and continued compliance with all restrictive covenants to which Participant is subject in favor of the Company Group (including pursuant to the Restrictive Covenant Agreement), such Participant shall be entitled to the following payments and benefits from the Company Group:
(a)
any earned but unpaid annual bonus for the year immediately prior to the calendar year in which such Covered Termination occurs, which will be payable to such Participant concurrently with the cash bonus payments to other similarly situated employees under the applicable annual bonus program (but in all events no later than March 15 of the calendar year in which such Covered Termination occurs);
(b)
(i) continued payment of Base Salary during the “Severance Period” communicated by the Company to such Participant in writing (“Salary Continuation”), payable in accordance with the normal payroll practices of the applicable member of the Company Group making the payments, and (ii) Welfare Continuation during the “Welfare Continuation Period” communicated by the Company to such Participant in writing (together with Salary Continuation, the “Severance”); and
(c)
solely if a Participant undergoes a Post-CIC Covered Termination, the Pro-Rata Bonus, which will be payable to such Participant on the next regularly scheduled payroll date of the applicable member of the Company Group following the effective date of the Release Agreement.

If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination, such Participant shall not be entitled to any Severance or any other payments or benefits under this Plan. If a Participant fails to execute the Release Agreement in a timely manner, or timely revokes such Participant’s acceptance of a Release Agreement following its execution, such Participant shall not be entitled to payment of any Severance or any other payments or benefits under this Plan. If the time between a Participant’s Covered Termination and the end of the review period and any revocation period provided in the Release Agreement spans across two calendar years, any payments under this Section 2 will be paid, and the first installment of Severance will commence, in each case, on the first business day of the second calendar year if such date is later than the date on which such payment would otherwise have been made pursuant to this Section 2 absent this proviso and the first installment of such Severance shall include any installment of the Severance that would have otherwise been paid to the Participant prior to such date absent this proviso.

If a Participant obtains subsequent employment or an advisory or other consulting position at any point during the Severance Period or Welfare Continuation Period following a Pre-CIC Covered Termination, any remaining Salary Continuation shall be reduced by the amount of the Participant’s bi-weekly salary earnings or other base wages or fixed cash compensation in the Participant’s new employment or engagement, or eliminated altogether if the Participant obtains a subsequent position with a base salary or other base wages or fixed cash compensation equal to or greater than Participant’s Base Salary. Similarly, the Participant’s eligibility to receive Welfare Continuation shall cease effective the first month of eligibility in the Participant’s new employer’s health insurance plan. To enforce and comply with the terms of this provision, Participants are obligated to provide the Company with prompt written notice of any subsequent employment or paid advisory or consulting position during the Severance Period or the Welfare Continuation Period, including the Participant’s (x) date of hire, base salary and benefits eligibility, in the case of subsequent employment, and (y) start date and compensation terms in the case of any subsequent paid advisory or consulting position. For the avoidance of doubt, the terms of this paragraph shall not apply in the case of a Participant’s Post-CIC Covered Termination.

3.
Additional Terms.
(a)
Clawback. Notwithstanding any provision of this Plan to the contrary, the payment of any amount or provision of any benefit pursuant to this Plan shall be conditioned upon and subject to the Company’s incentive compensation clawback policy (or any similar or successor policy thereto adopted by the Company).
(b)
Taxes. Severance and other payments and benefits under this Plan will be subject to all required federal, state and local taxes and may be affected by withholdings. All payments and benefits under this plan may be paid and provided less applicable taxes and other withholdings. Payments under this Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under this Plan.

(c)
Specified Employees. Notwithstanding anything herein to the contrary, if (i) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (ii) any other payments of money or other benefits due to Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Company, that does not cause such an accelerated or additional tax or result in additional cost to the Company.
4.
Termination or Amendment.

This Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the CEO, or, if such power is delegated in writing by the CEO, any other Person who is a direct report to the CEO; provided, however, that this Plan may not be amended, terminated or discontinued within one year following the consummation of a Change in Control; provided, further, that no amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance.

5.
Limitation of Certain Payments.

In the event that any payments or benefits due to a Participant under this Plan or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any Severance shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in this Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall Severance be reduced below zero. Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 5 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

6.
Definitions.
(a)
“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with applicable policies of the Company Group through the date of a Covered Termination, and (iii) any vested benefits provided under the employee benefit plans and programs of the Company Group in which Participant participates immediately prior to, and that are due upon or continue after, a termination of employment.
(b)
“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.
(c)
“Base Salary” means a Participant’s then current annual base salary rate immediately prior to Participant’s Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs in which a Participant participates.
(d)
“Cause” means the occurrence of any of the following: (i) a Participant’s willful and continued failure to perform substantially all of such Participant’s duties for the Company Group (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company Group or the Board of Directors of the Company (the “Board”); (ii) dishonesty in the performance of a Participant’s duties for the Company Group; (iii) a Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, a crime under any applicable national, federal, state or local law (including common law) constituting (A) a felony or (B) a misdemeanor involving moral turpitude; or (iv) a Participant’s willful malfeasance or willful misconduct in connection with such Participant duties for the Company Group or any act or omission that is injurious to the financial condition or business reputation of the Company Group or its Affiliates.
(e)
“Change in Control” means the occurrence of one or more of the following events:
(i)
any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board;

(ii)
a reorganization, recapitalization, restructuring, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are beneficially owned subsequent to such transaction by the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the company immediately prior to such Corporate Transaction and in substantially the same proportion as before such Corporate Transaction (“WWI Persons”); provided, however, to the extent that any such Person or Persons also beneficially own outstanding voting securities in the other party to the Corporate Transaction (the “Counter Party Securities”) immediately prior to consummation of such Corporate Transaction, the Counter Party Securities shall be excluded from the calculation described herein as owned by WWI Persons; or
(iii)
the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, a Person or Group shall not be deemed to beneficially own securities of the Company that are subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such securities in connection with the transactions contemplated by such agreement.

For the avoidance of doubt, a recapitalization whereby the Company’s debt is restructured and the Company’s creditors do receive equity in the Company in exchange for the Company’s debt shall be considered a Change in Control to the extent that the creditors hold, immediately after the consummation of such restructuring, 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board.

(f)
“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(g)
“Covered Termination” means (i) prior to a Change in Control, a Participant’s termination of employment with the Company Group by the applicable member of the Company Group without Cause (provided, however, that no such termination shall be considered a Covered Termination if such Participant’s employment is terminated upon the expiration of a leave of absence by reason of Participant’s failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified) (a “Pre-CIC Covered Termination”) and,

(ii)
upon or following a Change in Control, a Participant’s termination of employment with the Company Group by the applicable member of the Company Group without Cause or resignation of employment by a Participant for Good Reason (a “Post-CIC Covered Termination”).
(h)
“Good Reason” means the occurrence of any of the following without the applicable Participant’s consent: (i) any material diminution in a Participant’s duties and responsibilities with the Company Group from those in effect immediately prior to a Change in Control; (ii) a material reduction in a Participant’s total target direct annual cash compensation from that in effect for such Participant immediately prior to a Change in Control; or (iii) a relocation of a Participant’s principal work place to a location that is more than 35 miles from the location at which such Participant was based immediately prior to a Change in Control; provided, that a Participant provide the Company with a notice of termination within 60 days after the occurrence of an event giving rise to Good Reason, the Company has 30 days thereafter to cure or resolve the behavior otherwise constituting Good Reason, and, if not cure resolves the behavior, such Participant resigns within 120 days after the date of delivery of the notice referred to in this definition.
(i)
“Other Severance Arrangement” means any plan, policy, statutory or common law right, guideline, arrangement, agreement, letter or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group or any Affiliates, entered into by any representative of any member of the Company Group or any Affiliates, or required to be paid by any member of the Company Group or any Affiliates pursuant to applicable law that would otherwise provide severance benefits upon a Covered Termination.
(j)
“Pro-Rata Bonus” means, with respect to a Participant, an amount equal to (i) the annual cash bonus otherwise payable to such Participant under the applicable annual bonus program for the fiscal year in which such Participant’s Covered Termination occurs, assuming such Participant had remained employed through the applicable payment date, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such Covered Termination and the denominator of which is 365 (or 366, as applicable). For the avoidance of doubt, any cash bonus communicated to a Participant with respect to 2025 (other than any retention award or similar cash award), whether or not pursuant to or in lieu of an annual bonus plan or program, shall be an annual cash bonus for the purposes of this definition.
(k)
“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of Severance and other payments and other benefits, and (ii) release the Company Group and its Affiliates and other Persons designated by the Company Group from any liability arising from such Participant’s employment or termination thereof (other than with respect to Participant’s rights under this Plan).
(l)
“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement attached hereto as Exhibit A.
(m)
“Welfare Continuation” means continued health insurance coverage at substantially the same level as provided to a Participant immediately prior to a Covered Termination at the same cost to Participant as is generally provided to similarly-situated active employees of the Company

Group, which, to the extent required to comply with Section 105 of the Code, shall be provided as a taxable benefit; provided, however, that the Company may, in its sole discretion, require such Participant to elect to participate in the Consolidated Omnibus Budget Reconciliation Act for such Welfare Continuation coverage.

7.
Miscellaneous.
(a)
No Right to Continued Employment. Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate a Participant’s employment, with or without Cause.
(b)
Plan Not Funded. Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person. To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under this Plan.
(c)
Non-Transferability of Benefits and Interests. All amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 7(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.
(d)
Discretion of Company and CEO. Any decision made or action taken by, or inaction of, the Company or the CEO arising out of or in connection with the creation, amendment, construction, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons.
(e)
Indemnification. Neither the Company, any employee of the Company, including the CEO, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.

(f)
Section 409A. Notwithstanding any provision of this Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code, the provisions of this Plan will be interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as a Participant has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation shall be paid (or commence to be paid). To the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to Participant according to the applicable schedule set forth herein. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of this Plan to satisfy the requirements of Section 409A of the Code or any other applicable law.
(g)
Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of New York.
(h)
Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to Participant at his or her most recent address on file with the Company.
(i)
Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

(j)
Successors. This Plan shall inure to the benefit of and be binding upon the Company and its successors.

* * *

Exhibit A

Restrictive Covenant Agreement (See attached)

WW International, Inc.

Restrictive Covenant Agreement

WHEREAS, Jonathan Volkmann (“Employee”) desires to enter into this Restrictive Covenant Agreement (this “Agreement”) in connection with the Retention Award Agreement by and between Employee and WW International, Inc. (the “Company”), to which this Agreement is attached, and pursuant to which Employee is receiving certain payments and benefits of value from the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in the Retention Award Agreement, the adequacy and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

1.
Confidentiality; Return of Property.

(a)
Employee will not disclose or use at any time, any Confidential Information (as defined below) of which Employee is or becomes aware, whether or not such information is developed by Employee, except (i) to the extent that such disclosure or use is directly related to and required by Employee’s performance of duties, if any, assigned to Employee by the Company or its subsidiaries the “Company Group”), or (ii) pursuant to the order of any court or administrative agency.
(b)
As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company Group in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and programs listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public by a person or entity other than the Employee prior to the date Employee proposes to disclose or use such information.
(c)
In the event of Employee’s termination of employment with the Company Group for any reason, Employee shall deliver to the Company (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by Employee pursuant to Employee’s employment or otherwise belonging to the Company Group.
2.
Whistleblower Rights.

(a)
Nothing in this Agreement shall prohibit or impede Employee from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Employee does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

(b)
Employee hereby confirms that Employee understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (x) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (y) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
3.
Assignment of Work Product.

(a)
Employee shall disclose promptly in writing and assign immediately, and hereby assigns to the Company, all of Employee’s right, title and interest in and to, any original works of authorship, formulas, processes, programs, benchmarking, solutions, tools, content, databases, techniques, know-how, data, developments, innovations, inventions, improvements, trademarks, patents, copyrights or discoveries, whether or not copyrightable, patentable or otherwise legally protectible, and whether or not they exist in electronic form, print form or other tangible or intangible form of medium (hereinafter referred to collectively as “Work Product”), which Employee makes or conceives, or first reduces to practice or learns, either solely or jointly with others, during Employee’s employment with the Company Group, through Employee’s work with the Company Group, or with any other person or entity pursuant to an assignment by the Company Group. Employee acknowledges the special interest the Company Group holds in its processes, techniques and technologies and agrees that such processes, techniques and technologies shall not be directly or indirectly used or distributed by Employee for the interest of any person or entity besides the Company Group.
(b)
All disclosures and assignments made pursuant to this Agreement are made without royalty or any additional consideration to Employee other than the regular compensation paid to Employee by the applicable member of the Company Group.
(c)
Employee shall execute, acknowledge and deliver to the Company Group all necessary documents, and shall take such other action as may be necessary to assist the Company Group in obtaining by statute, copyrights, patents, trademarks or other statutory or common law protections for the Work Product covered by this Agreement, vesting title and right in such

2

copyrights, patents, trademarks and other protections in the Company and its designees. Employee hereby agrees that the Work Product constitutes a “work made for hire” in accordance with the definition of that term under the U.S. copyright laws. Employee shall further assist the Company or its subsidiaries in every proper and reasonable way to enforce such copyrights, patents, trademarks and other protections as the Company may desire. Employee’s obligation to deliver documents and assist the Company or its subsidiaries under this Agreement applies both during and subsequent to the term of Employee’s employment.

(d)
Any Work Product which Employee may disclose to anyone within six months after the termination of Employee’s employment, or for which the Company or its subsidiaries may file an application for copyright, patent, trademark or other statutory or common law protection within 12 months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of Employee’s employment and fully subject to the terms and conditions set forth herein; provided that if Employee in fact, conceived any such Work Product subsequent to the termination of the employment and such Work Product is not based upon or derived from Confidential Information of the Company or its subsidiaries or does not relate to the scope of work performed by Employee pursuant to Employee’s employment duties with the Company or its subsidiaries, then such Work Product shall belong to Employee and shall be Employee’s sole property. Employee assumes the responsibility of establishing by competent legal evidence that such Work Product is not based on such Confidential Information and that Employee conceived any such Work Product after the termination of Employee’s employment.
(e)
Employee represents that the Work Product does not infringe any copyright, patent or other proprietary right of any person or entity.
(f)
Attached to and made as part of this Agreement as Schedule I is a complete list of all Work Product, whether or not copyrighted, which has been made or conceived or first reduced to practice by Employee alone or jointly prior to the date of Employee’s employment with the Company Group. Such Work Product shall be excluded from the operation of this Agreement. If there is no such list on Schedule I, Employee represents that no such Work Product exists at the time of execution of this Agreement.
4.
Covenant Not to Compete; Nonsolicitation.

(a)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of six months thereafter (the “Noncompete Period”), Employee shall not, without the Company’s written consent, directly or indirectly, engage in, be employed by, act as a consultant for or have a financial interest (other than an ownership position of less than 1% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company) in any business engaged in the Company Business, or work for or provide services to any Competitor of the Company Group, within the United States or within any foreign country in which the Company Group (i) has an office, (ii) is or has engaged in Company Business or (iii) proposes to engage in Company Business, as of the date of the termination of Employee’s employment with the Company Group.
(b)
For the purposes of this Section 4, the term “Company Business” shall mean any business related to either: (i) weight loss or weight management programs, services and other similar

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activities, including, but not limited to, the business of creating, developing, marketing, maintaining or managing an electronic, digital, internet, web-based or other similar digital or electronic media business related to weight loss or weight management programs, services and/or other similar activities (either free or on a subscription basis); or (ii) behavioral change management toward healthy eating.

(c)
For purposes of this Section 4, the term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, partnership, association, joint venture, government agency or other entity (including, but not limited to, the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in Company Business, including, but not limited to, (i) entities that are directly engaged in Company Business; and (ii) entities that have a primary focus in broader topic areas (including, but not limited to, health, wellness, exercise and fitness), but that nevertheless engage in Company Business (provided, however, only the part of such entities that are engaged in or oversee Company Business shall be deemed a “Competitor” for purposes of this Section 4).]
(d)
Employee hereby agrees that for so long as Employee is employed by the Company Group and for a period of one year thereafter (the “Nonsolicitation Period”), Employee shall not, directly or indirectly, solicit or offer employment to any person who has been employed by the Company Group at any time during the 12 months immediately preceding such solicitation.
(e)
If Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, (x) Sections 4(a), 4(b) and 4(c) shall not apply after the date of termination, and (y) during the portion of the Nonsolicitation Period which follows the date of termination, Section 4(d) shall be amended to delete the words “or offer employment to”.
5.
Nondisparagement.

Employee shall not make, issue or authorize any disparaging, critical or otherwise negative statements regarding any member of the Company Group or any of their affiliates, officers or directors, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements on any online forum or website. The limitations set forth in this paragraph shall not apply in respect of any statement that is required to be made by applicable law, is the type of communication described in Section 2, or is reasonably necessary in connection with the enforcement of rights under this Agreement or written agreement to which any member of the Company Group, on the one hand, and Employee, on the other hand, are parties.

6.
Cooperation.

Both during and after Employee’s employment with the Company Group, Employee shall reasonably cooperate (with due regard given to Employee’s other commitments), (i) with the Company Group in the defense of any legal matter not adverse to Employee and involving any matter that arose during Employee’s employment with the Company or any other member of the Company Group; and

(ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group, in each case, relating to Employee’s employment period and not adverse to Employee. The Company Group will reimburse Employee for any reasonable travel and out-of-pocket costs and expenses

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incurred by Employee in providing such cooperation, subject to Company Group policies regarding expense reimbursements.

7.
Miscellaneous.

(a)
Notwithstanding any other provisions of this Agreement, if at any time a court holds that the restrictions stated in Section 4 are unreasonable or otherwise unenforceable under circumstances then existing, Employee and the Company agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.
(b)
Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the covenants herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the case of a breach or threatened breach of any of the covenants herein, the Company may seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(c)
This Agreement may not be modified, altered, changed or terminated except upon the express prior written consent of the Company and Employee or their authorized agents. A subsequent non-competition, confidentiality or non-disclosure agreement entered into by Employee for the benefit of any member of the Company Group will not modify, alter, change or terminate this Agreement unless it expressly refers to this Agreement.
(d)
Employee is hereby advised to consult with an attorney before entering into this Agreement. Employee acknowledges and agrees that (i) no promise or inducement for this Agreement has been made except as set forth herein, (ii) this Agreement is executed by Employee without reliance upon any statement or representation by the Company except as set forth herein, and (iii) Employee is legally competent to execute this Agreement and to accept full responsibility therefor. If Employee is primarily a resident of, or primarily provides services in, Illinois on (x) the date hereof or (y) the date of termination of Employee’s employment, Employee agrees that before being required to sign this Agreement, the Company provided Employee with 14 calendar days to review it.
(e)
Except as otherwise provided in this Agreement, the Company and Employee agree that any dispute arising under or relating in any way to this Agreement will be submitted to arbitration in New York, New York, in front of a single arbitrator, in accordance with the rules of the American Arbitration Association (“AAA”), as the exclusive remedy for such dispute. Each party shall submit three names of proposed arbitrators to the other side, including at least two names from a list of approved AAA arbitrators. If the parties cannot mutually agree on an arbitrator from such lists, each party shall strike two names from the other party’s list and the arbitrator shall then be chosen at random by the AAA from the two remaining names. The Company and Employee agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or in connection with enforcement of any decision in such arbitration. Each party shall be responsible for its own attorneys’ fees and costs

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associated with such arbitration, except that the cost of the arbitration (such as the Arbitrator’s fee) shall be shared equally between the Company and Employee. Furthermore, each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement.

(f)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, that if Employee is primarily a resident of, or primarily provides services in, the State of California on (i) the date hereof or (ii) the date of termination of Employee’s employment, this Agreement shall be governed by and construed in accordance with the laws of the State of California.
(g)
Nothing contained in this Agreement (i) obligates the Company or any subsidiary of the Company to employ Employee in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of Employee at any time or for any reason whatsoever, with or without cause, and Employee hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to Employee concerning Employee’s employment or continued employment by the Company or any of its subsidiaries.
(h)
This Agreement may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, Employee has executed this Agreement as of the date first above written.

EMPLOYEE

/s/ Jon Volkmann
Name: Jonathan Volkmann

Date: 09 March 2025

ACKNOWLEDGED BY:

WW INTERNATIONAL, INC.

By:	/s/ Jacqueline Cooke
Name: Jacqueline Cooke
Title: Chief Legal & Regulatory Officer
09 March 2025

[Signature Page to Restrictive Covenant Agreement]

Schedule I Work Product